                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS'

The Board of Directors
Seagull Energy Corporation:

     We consent to the incorporation by reference in this registration statement on Form S-8 of Seagull Energy Corporation of our report dated
January 28, 1998, relating to the consolidated balance sheets of Seagull Energy Corporation and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 Annual Report on Form
10-K of Seagull Energy Corporation.


                                         /s/ KPMG LLP

Houston, Texas
January 26, 1999